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                                                                Exhibit 99.11(b)

                           [Integrity Life Letterhead]

September 30, 2003

Board of Directors
Integrity Life Insurance Company
515 West Market Street
Louisville, Kentucky 40202

Re:  SEC Registration Statement - SEC File Nos. 333-108157 and 333-108158

Ladies and Gentlemen:

     In my opinion the variable annuity contract offered through Separate Account II of Integrity Life Insurance Company, registered with the U.S. Securities and Exchange Commission under the above-referenced registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

     In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate. I hereby consent to the inclusion of this opinion in the above-referenced registration statement as an exhibit.

Sincerely,

/s/Kevin L. Howard

Kevin L. Howard
Senior Vice President and Counsel